Exhibit 10.27

[GRAPHIC OMITTED]

Title	FG: Sr. Vice President - Blue Rhino Division BR: President and COO
Base Salary:	$275,000 - same as current salary annual review with fiscal year
Cash Incentive Plan:	current plan through end of fiscal year Fiscal year 2005 plan starting August 1, 2004: SR VP target - 75% of base 75% based on operating cash flow target 25% discretionary
Stock Options:	150,000 options in FCI
BR Options:	fully vest options: value $1.8 million
cash pay options at close vested prorata: approx. value $953k cash pay unvested options value in 3 years: approx. value $829k if employee leaves within 3 years, the balance is forfeited
if employee is terminated without cause, the balance is paid

ESOP participation:	yes
401(k) Plan:	yes - company match up to 50% of 6% contribution
Supplemental Savings Plan:	provided for highly compensated employees who exceed IRS limit for contributions to 401(k) plan
Noncompete Agreement:	2 years
Stay Bonus:	FG will pay a bonus on the third anniversary date of the closing in an amount equal to the value of 25,000 FGP units

if employee leaves within 3 years, the balance is forfeited
if employee is terminated without cause, the balance is paid

Change of control	In the case of a change of control of FGP in the 3 years, both the stay bonus and the unvested BR options fuly vest.
Signed by Ferrellgas	/s/ James E. Ferrell Chairman, CEO and President of Ferrellgas, Inc.
Date	February 6, 2004